Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made this 26th day of September, 2008, by and between COUGAR BIOTECHNOLOGY, INC., a Delaware corporation with principal executive offices at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, CA 90024 (the “Company”), and ALAN H. AUERBACH (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company currently employs Executive as its President and Chief Executive Officer; and

WHEREAS, the terms of Executive’s employment with the Company are governed by an Employment Agreement dated September 28, 2006 (the “Original Agreement”); and

WHEREAS, the Company desires to continue employing Executive, and Executive desires to continue serving the Company, as its President and Chief Executive Officer, upon the terms and subject to the conditions contained in this Agreement, which will supersede the Original Agreement in all respects.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2. Term. The employment of the Executive by the Company as provided in Section 1 shall be for a period of one year commencing on the date hereof, unless sooner terminated in accordance with the provisions of Section 9 below (the “Term”); provided, however, that the Term shall be extended automatically for additional one-year periods unless one party shall advise the other in writing at least 60 days before the initial expiration of the Term or an anniversary date thereof that this Agreement shall no longer be so extended.

3. Duties; Best Efforts; Place of Performance.

(a) The Executive shall serve as President and Chief Executive Officer of the Company and shall perform, subject to the direction of the Board of Directors of the Company (the “Board”), such duties as are customarily performed by the President and Chief Executive Officer. The Executive shall also have such other powers and duties as may be from time to time directed by the Board, provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties hereunder.

(b) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4. Directorship. Subject to the provisions of applicable law and approval by the Company’s stockholders, Executive shall serve as a member of the Company’s Board of Directors throughout the Term and shall be included in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at a rate of $470,000 per annum, payable in equal semi-monthly installments during the Term, or otherwise in accordance with the Company’s regular payroll practices in effect from time to time; provided, however, that notwithstanding the foregoing, the Base Salary shall be retroactive to June 1, 2008. The Board shall annually review the Base Salary to determine whether an increase in the amount thereof is warranted.

(b) Discretionary Bonus. At the sole discretion of the Board, the Executive shall be eligible to receive an annual discretionary bonus (the “Discretionary Bonus”) in an amount up to fifty percent (50%) of the Base Salary, based upon his performance on behalf of the Company during the prior year. The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion. In addition, the Board shall annually review the Discretionary Bonus to determine whether an increase in the amount thereof is warranted.

(c) Performance Bonus. The Company shall pay the Executive a one-time milestone-based bonus payment in the amount of Two Million Dollars ($2,000,000) upon such time as the Market Capitalization (as defined below) is at least $1 Billion (the “Milestone Bonus”). Executive acknowledges and agrees that the bonuses described in subparagraphs (i), (ii) and (iii) of Section 5(c) of the Original Agreement have been paid and satisfied in full and that the Company has no further obligation to Executive with respect to such bonus amounts. “Market Capitalization” means the aggregate value of the Company’s issued and outstanding capital stock, as determined by multiplying the closing sale price of the Company’s common stock as reported on the Nasdaq Global Market or such other exchange or automated quotation system as the common stock is then listed or quoted by the total number of issued and outstanding shares of the Company’s capital stock on a fully-diluted basis (i.e., assuming the issuance of all shares issuable upon the exercise of outstanding options, warrants and other convertible securities); provided, however, that in the event the Company has outstanding a class or series of capital stock that is convertible into common stock, the number of issued and outstanding shares of such convertible class or series of stock shall be deemed to be the number of shares of common stock issuable upon conversion thereof. Notwithstanding anything to the contrary contained in this Section 5(c), Executive shall be deemed to have earned the Milestone Bonus only when the Market Capitalization of $1 Billion is either (A) maintained for a period of at least twenty (20) consecutive business days, or (B) averages such amount over a period of thirty (30) consecutive business days.

(d) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(e) Stock Option Awards. The Board shall review the aggregate number of stock options granted to the Executive not less frequently than annually in order to determine whether an increase in the number thereof is warranted. Executive agrees and acknowledges that the Company has satisfied its obligation to issue the stock option described in Section 5(e) of the Original Agreement.

(f) Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.

(h) Vacation. Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum, in addition to holidays observed by the Company; provided, however, that Executive shall not be entitled to accrue more than six (6) weeks of accrued vacation time at any given time. In the event that Executive has accrued the maximum of six (6) weeks accrued and unused vacation time, Executive shall cease accruing further vacation time until such time as Executive’s accrued and unused vacation time is less than such maximum amount.

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its subsidiaries or third parties with whom the Company has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its subsidiaries. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any subsidiary of the Company or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment. Notwithstanding anything herein to the contrary the following shall not constitute Confidential and Proprietary Information: (i) information that Executive can demonstrate was already known to him prior to the commencement of his employment with the Company, including the period prior to the date of this Agreement, (ii) information that is in or has entered the public domain through no breach of this Agreement or other wrongful act of Executive, and (iii) information that has been rightly received from a third party who is not under any obligation of confidentiality with respect to such information.

(b) Except with prior written authorization by the Company or until such time as such information becomes available in the public domain other than as a result of Executive’s violation of the provisions of this Section 6, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its subsidiaries owes an obligation of confidence, at any time during or after his employment with the Company.

(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its subsidiaries (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its subsidiaries or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such subsidiary and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Non-Solicitation and Non-Disparagement.

(a) During the Term and for a period of 18 months following the termination of Executive’s employment with the Company, the Executive shall not, directly or indirectly, without the prior written consent of the Company solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any such subsidiary or any employee who has left the employment of the Company or any subsidiary within one year of the termination of such employee’s employment with the Company.

(b) Each of the Company and the Executive agree that, both during the Term and at all times following the termination of Executive’s employment with the Company, (i) the Company (including its officers and directors) shall not directly or indirectly disparage, whether or not true, the name or reputation of the Executive, and (ii) Executive shall not directly or indirectly disparage, whether or not true, the name or reputation of the Company (including its officers and directors).

(c) In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

(d) Each of the rights and remedies enumerated in Section 7(c) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(f) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties by the Executive. The Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9. Termination. Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by the Executive to perform his duties hereunder except where the performance of such duties is deemed unlawful;

(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board), the business or reputation of the Company or any of its subsidiaries, taken as a whole;

(iii) Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Board;

(iv) The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company (which shall include interviewing Executive) following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(vi) Any misappropriation or embezzlement of the property of the Company or its subsidiaries (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

(viii) Breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b) The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) The Executive’s employment hereunder may be terminated by the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d) The Executive’s employment may also be terminated by Executive or by the Company for any reason or no reason, subject in all cases to the provisions of Section 10 hereof.

10. Compensation upon Termination. The Company shall be obligated to pay the compensation and other benefits to Executive described in this Section 10 in the event Executive’s employment is terminated during the Term:

(a) Death or Disability. If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, in each case through the date of is Death or Disability, his Base Salary, any earned and unpaid Discretionary or Milestone Bonus, expense reimbursement amounts and the cash value of any accrued but unused vacation time.

(b) For Cause. If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive his Base Salary, any earned and unpaid Discretionary or Milestone Bonus and the cash value of any accrued but unused vacation time through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c) Change of Control. If, during the period beginning 60 days prior to and ending 12 months after the occurrence of a Change of Control, the Executive’s employment is terminated by the Company (or its successor) without Cause, then the Company (or its successor) shall provide the following compensation and benefits to the Executive:

(i) A lump-sum cash payment equal to the sum of (A) twice his then current Base Salary, (B) the amount of any earned but unpaid Milestone Bonus, (C) the maximum amount of the Discretionary Bonus to which Executive was eligible for the year in which such termination occurs and (D) the cash value of any accrued but unused vacation time through the date of the termination;

(ii) All unvested stock options and other stock-based incentives held by Executive and issued by the Company whether pursuant to a stock option or stock incentive plan approved by the Company’s stockholders or otherwise (collectively, the “Incentives”) shall immediately vest and such Incentives shall remain exercisable for a period of 12 months following such termination; provided, that the exercise period for any Incentive shall not extend beyond the expiration of the maximum term of such Incentive; and

(iii) If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company shall pay the full amount of the Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s medical or health insurance plan, including coverage for the Executive’s eligible dependents, for a period of 12 months following such termination (the “COBRA Period”); provided, however, that if the COBRA Period exceeds the length of time that the Executive is entitled to coverage under COBRA (including any additional period under analogous provisions of state law), the Company or any resulting or acquiring entity or transferee entity (in the case of an asset sale) involved in a Change in Control, as applicable, shall be required to provide health, dental and vision insurance coverage for the Executive and his or her eligible dependents for any portion of the COBRA Period that exceeds the length of time that the Executive is entitled to coverage under COBRA (including any additional period under analogous provisions of state law), at a level of coverage that is substantially similar to the continued coverage that the Executive and his eligible dependents received under the Company’s health, dental and vision plans; provided further, however, that no such premium payments (or any other payments for medical, dental or vision coverage by the Company) shall be made following the Executive’s death or such time as Executive is eligible for coverage by a medical or health insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if the Executive becomes eligible to be covered by a medical or health insurance plan of a subsequent employer. Upon the conclusion of the COBRA Period (or such shorter period during which the Company is obligated to pay premiums pursuant to this subparagraph (iv)), the Executive will be responsible for the entire payment of premiums required under COBRA.

(d) Other Termination. If (i) the Executive terminates his employment with the Company as a result of the a breach of any provision of this Agreement by the Company (including its officers and directors) that is not cured by the Company within thirty (30) days after notice thereof is given to the Board by the Executive (provided, however, that the Executive shall not be required to provide notice of, nor shall the Company be entitled to cure, a breach by the Company (including its officers and directors) of the provisions of Section 7(b) of this Agreement) or (ii) if the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than as specified in Sections 10(b) or (c), then the Company shall pay Executive (A) his then current annualized Base Salary for a period of one year following such termination, which shall be payable in equal monthly installments on the first day of each of the 12 months immediately following the effective date of the Release Agreement contemplated by Section 10(f), and (B) a lump sum amount on the date of termination equal to the sum of the cash value of all accrued but unused vacation, any earned and unpaid Discretionary or Milestone Bonus and expense reimbursement amounts owed through the date of termination.

(e) Parachute Payments.

(i) Parachute Payment Limitation. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is greater than ten percent (10%). A Reduced Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is less than or equal to ten percent (10%). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs) (provided, further, that Executive shall have no such elective right if such elective right would cause any amounts to fail to comply with the requirements of Section 409A of the Code): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(ii) Gross-Up Payment. If it is determined that the Payment would result in an Excise Tax, the Company shall pay and Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount that after the payment of all taxes (including, without limitation, (i) any income or employment taxes, (ii) any interest or penalties imposed with respect to such taxes, and (iii) any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, Executive shall retain an amount equal to the full Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have: (x) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and (y) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.

(iii) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 10(d). If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(iv) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(f) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10. Further, notwithstanding anything to the contrary contained in this Section 10, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Section 10 following termination of Executive’s employment unless Executive executes a separate agreement, in the form attached hereto as Exhibit A (the “Release Agreement”), releasing the Company from any and all liability in connection with the termination of Executive’s employment; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to Executive, and Executive shall be entitled to receive, the amount of any earned but unpaid, in each case as of the date of termination: (i) Base Salary, (ii) Discretionary Bonus, Milestone Bonus or other bonus, (iii) the cash value of any accrued but unused vacation time or the amount of unreimbursed expenses as of the date of termination.

(g) Section 409A.

(i) With respect to payments under this Agreement, for purposes of Section 409A of the Code, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

(ii) The Executive will be deemed to have terminated employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii) If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(iv) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(v) To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 10(g). The Executive and the Employer agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code to the extent possible; provided however, that the Employer agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Employer with respect to any payments.

(h) The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 10.

(i) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(j) The provisions of this Section 10 shall survive any termination of this Agreement.

11. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in the City of Los Angeles, California in accordance with the rules of the JAMS then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state and federal courts located in the City of Los Angeles, California, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including without limitation, the Original Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COUGAR BIOTECHNOLOGY, INC.

By:	/s/ Michael S. Richman
Name:	Michael S. Richman
Title:	Chair, Compensation Committee

EXECUTIVE

/s/ Alan H. Auerbach
Alan H. Auerbach

Exhibit A

[Form of]

Release Agreement

THIS RELEASE AGREEMENT (the “Agreement”) is entered into as of [DATE] by and between Alan H. Auerbach (the “Executive”) and Cougar Biotechnology, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated September 26, 2008 (the “Employment Agreement”), which set forth the terms of Executive’s employment with the Company as its President and Chief Executive Officer;

WHEREAS, Section 10 of the Employment Agreement sets forth certain compensation and other benefits payable to Executive in certain circumstances upon the termination of his employment with the Company;

WHEREAS, paragraph (f) of Section 10 provides that the Company’s obligation to pay to Executive the compensation and other benefits described in Section 10 of the Employment Agreement is conditioned upon the Executive’s execution of a Release Agreement (as defined therein); and

WHEREAS, the parties intend that this Agreement shall constitute the Release Agreement described in Section 10(f) of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Separation of Employment. Executive’s employment with the Company terminated effective as of [DATE] under the circumstances described in Section 9([insert applicable paragraph of Sec. 9]) of the Employment Agreement. As a result of such termination, Executive is entitled to the payments and benefits described in Section 10([insert applicable paragraph of Sec. 10]), subject to his entry into this Agreement. Executive acknowledges that he has been paid his final salary, any earned but unpaid Discretionary Bonus or Milestone Bonus (as those terms are defined in the Employment Agreement), any expense reimbursement amounts and the cash value of any accrued but unused vacation time through his last day of employment.

2. Release of Claims. In consideration for the payments and other benefits described in Section 10 of the Employment Agreement, Executive hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that he has through the date on which he signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(a) All claims that Executive has now, whether or not he now knows about the claims;

(b) All claims for attorney’s fees and costs;

(c) All claims for alleged discrimination against him under any applicable federal, state, and local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the California Fair Employment and Housing Act (“CFEHA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”);

(d) All claims arising out of his employment and the termination of his employment and service as an officer with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and breach of the covenant of good faith and fair dealing;

(e) All claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment and service as an officer with the Company; and

(f) All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, and sick pay.

Provided, however, that the foregoing does not constitute a release or waiver of Executive’s rights, if any, to (a) indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, and the Company’s certificate of incorporation and bylaws, (b) any vested interest he may have in any 401(k) plan by virtue of his employment with the Company, (c) any rights or claims that may arise after it this Agreement is signed, (d) any rights to any unemployment compensation benefits to which he is entitled taking into consideration all payments he receives, (e) the payments and benefits specifically promised to Executive under this Agreement, or (f) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

Executive also hereby waives any right to reinstatement to employment with the Company.

For purposes of this Section 2, “Executive” includes anyone who has or obtains any legal rights or claims through Executive, and the term “Company” means Cougar Biotechnology, Inc., and its past and present parents and subsidiaries, if any, and each of them; and past and present agents, officers, directors, employees, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

3. Rights to Counsel, Consider, and Revoke and Rescind.

(a) Executive acknowledges that he consulted with an attorney prior to signing the Employment Agreement. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b) Executive understands that he has the right to take up to 21 days to consider his waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which he received this Agreement. He further understands that, if he signs this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired.

4. Charges. This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

5. Notice of Section 1542 Rights. The Company and Executive expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, whether arising from or attributable to Executive, or to the Company’s officers, directors, employees, and agents, acting

A-2

within or beyond the scope of their employment; whether relating to his employment by the Company or performance of services for the Company occurring before the execution of this Agreement. They also expressly agree that any and all rights granted under § 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

§1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of the executing the release, which if known to him must have materially affected his settlement with the debtor.

6. Notice of Section 1541 Rights. This Agreement is in full accord, satisfaction and discharge of doubtful and disputed claims that the Company and Executive have against each other, and they have signed this Agreement with the express intention of releasing and extinguishing all claims they may have against each other, in accordance with Section 1541 of the California Civil Code, which section reads as follows:

§1541. An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

7. Other Agreements.

(a) Executive’s obligations under Sections 6 and 7 of the Employment Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms of the Employment Agreement. Nothing in this Agreement shall be construed to supersede or otherwise relieve Executive of such obligations.

(b) The Company agrees that no amendment or modification of its certificate of incorporation or bylaws adopted after the date hereof that reduces Executive’s rights to seek and obtain indemnification from the Company in his capacity as officer and/or director shall be effective against Executive.

8. Miscellaneous. This Agreement states the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by Executive and the Company, and specifically identified as a modification, release, or discharge, of this Agreement. If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms. This Agreement shall inure to the benefit of the successors and assigns of the Company.

Executive represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party. Executive acknowledges and understands that he has no obligation to enter into this Agreement, but that the Company has no obligation to provide to Executive the payments and benefits described under Section 10([    ]) of the Employment Agreement if he does not enter into this Agreement.

Executive has read this Agreement carefully and understands all of its terms. He acknowledges that he has had the opportunity to discuss this Agreement with his own attorneys prior to signing it, and to make certain that he understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, Executive acknowledges that he has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement.

A-3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

EXECUTIVE:	COUGAR BIOTECHNOLOGY, INC.

By:
Alan H. Auerbach	Its:

Dated:	Dated:

A-4